Exhibit 107
Calculation of Filing Fee Table
FORM S-8
(Form Type)

Smith Douglas Homes Corp.
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Plan	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Smith Douglas Homes Corp. 2024 Incentive Award Plan	Equity	Class A Common Stock, par value $0.0001 per share	Rule 457(c) and 457(h)	514,536(2)	$13.48(3)	$6,935,945.28	$138.10 per million dollars	$957.86
Total Offering Amounts						$6,935,945.28		$957.86
Total Fee Offsets								$0
Net Fee Due								$957.86

(1)
Pursuant to Rule 416(a) promulgated under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of the registrant’s Class A common stock, par value $0.0001 per share (the “Class A Common Stock”) that become issuable under the Smith Douglas Homes Corp. 2024 Incentive Award Plan (the “2024 Plan”) by reason of any stock dividend, stock split, recapitalization, or other similar transaction effected that results in an increase to the number of outstanding shares of Class A Common Stock. In addition, pursuant to Rule 416(c) under the Securities Act, this Registration Statement also covers an indeterminate amount of interests to be offered or sold pursuant to the 2024 Plan.

(2)	Consists of 514,536 shares of Class A Common Stock that may become issuable under the 2024 Plan pursuant to its terms.

(3)
Estimated in accordance with Rules 457(c) and Rule 457(h) promulgated under the Securities Act solely for the purpose of calculating the registration fee and based upon the average of the high and low prices of the Class A Common Stock as reported on The New York Stock Exchange on March 10, 2026.